Exhibit 99.1

NASDAQ: ONB

oldnational.com

FOR IMMEDIATE RELEASE
February 2, 2015	Contacts:

Media:
Kathy A. Schoettlin – (812) 465-7269
Executive Vice President – Communications

Financial Community:
Lynell J. Walton – (812) 464-1366
Senior Vice President – Investor Relations

Strong earnings and successful acquisitions highlight transformational year for Old National Bancorp

4TH QUARTER HIGHLIGHTS:

•	Earnings of $29.3 million represent a 19.1% increase over the $24.5 million earned in the 4th quarter of 2013

•	Organic loan growth of $51.9 million or 3.4% annualized

•	Completed acquisition of LSB Financial Corp. in Lafayette, Indiana

2014 HIGHLIGHTS:

•	Earnings of $103.7 million represent a 2.7% increase over 2013 ($100.9 million) and the highest net income since 2002

•	Organic loan growth of $339.6 million or 7.0%

•	Completed acquisitions in the higher growth markets of Fort Wayne and Lafayette, Indiana and Ann Arbor, Michigan

•	Credit quality and capital levels remained strong

Evansville, Ind. (Feb. 2, 2015) – Today Old National Bancorp (the “Company” or “Old National”) (NASDAQ: ONB) reported 4th quarter 2014 net income of $29.3 million, or $.25 per share. These quarterly results represent an increase of 19.1% over the net income of $24.5 million in the 4th quarter of 2013 and a .4% increase over the net income of $29.1 million recorded in the 3rd quarter of 2014.

Benefitting current quarter results was $16.6 million of accretion income which was partially offset by a $6.2 million adjustment to the FDIC indemnification asset. Also included in the current quarter were $3.1 million of pre-tax merger and integration expenses. Included in 3rd quarter 2014 results were $3.6 million of merger and integration expenses, a $19.1 million unfavorable change in the indemnification asset and $34.3 million in accretion income. Included in 4th quarter 2013 results were $2.5 million of merger and integration expenses, a $3.4 million unfavorable change in the indemnification asset and $16.8 million in accretion income.

For the twelve months ended December 31, 2014, net income was $103.7 million, or $.95 per share. This net income represents an increase of 2.7% to full-year 2013 net income of $100.9 million, or $1.00 per share. Included in 2014 earnings were $86.5 million in accretion income which was partially offset by a $43.2 million adjustment to the FDIC indemnification asset and $15.6 million in pre-tax merger and integration expenses. Included in 2013 earnings were $59.0 million in accretion income which was partially offset by a $9.3 million adjustment to the FDIC indemnification asset and $5.9 million in merger and integration expenses. Earnings per share calculations were impacted by the shares issued in conjunction with the Company’s recent acquisition.

On January 22, 2015, the Company announced an increase of 9.1% to its quarterly cash dividend – to $.12 per share from $.11 per share. The dividend is payable March 16, 2015, to shareholders of record on March 2, 2015. For purposes of broker trading, the ex-date of the cash dividend is February 26, 2015.

“Our strong fourth quarter results, which included $51.9 million in organic loan growth for the quarter and a 19.1% increase over 4th quarter 2013 earnings, served as a fitting conclusion to an exceptional year for Old National,” said President & CEO Bob Jones. “Not only did we produce organic loan growth for the year of nearly $340 million while at the same time maintaining stellar credit quality, we did so while completing the acquisitions of Tower Financial Corp., United Bancorp and LSB Financial Corp. These successful partnerships continue Old National’s transformation into a franchise that is strategically positioned for continued growth in vibrant, healthy markets.”

Committed to our Strategic Imperatives and 2014 Initiatives

Old National’s continued steady performance and strong credit and capital positions can be attributed to the Company’s unwavering commitment to the three strategic imperatives that have guided Old National for 10 years: 1. Strengthen the risk profile; 2. Enhance management discipline; and 3. Achieve consistent quality earnings.

Guided by these three strategic imperatives, Old National’s primary initiatives for 2014 were: 1. Continue to grow core revenue; 2. Reduce operating expense; and 3. Transform the franchise into higher-growth markets, all while maintaining a strong credit culture and capital position.

Grow Core Revenue

Balance Sheet and Net Interest Margin

Total period-end loans, including loans held for sale, at December 31, 2014, increased $276.4 million to $6.532 billion from $6.255 billion at September 30, 2014. The acquisition of LSB Financial Corp. (“LSB”) added $235.1 million to December 31 balances while $51.9 million of the increase (excluding covered loans) resulted from organic loan growth.

On average, total loans increased $417.2 million to $6.400 billion in the 4th quarter of 2014 compared to $5.983 billion in the 3rd quarter of 2014. The acquisition of LSB added approximately $158 million to quarterly average balances in the 4th quarter. Partially offsetting this increase was an $11.0 million decrease in average covered loan balances during the 4th quarter of 2014.

Excluding covered loans acquired in the 2011 FDIC-assisted acquisition of Integra Bank, total loans increased $287.0 million to $6.384 billion at December 31, 2014, from $6.097 billion at September 30, 2014. The acquisition of LSB added $235.1 million to December 31, 2014, balances. The Michigan/Northern Indiana branches, the Terre Haute, Indiana market and the Western Kentucky market contributed $25.9 million, $15.5 million and $14.0 million, respectively, to this increase in loan volume.

At December 31, 2014, total core deposits, including demand and interest-bearing deposits, increased $286.5 million to $8.454 billion, compared to the $8.168 billion at September 30, 2014. The acquisition of LSB added $288.5 million to December 30, 2014, period-end core deposit balances. On average, total core deposits increased $435.4 million to $8.381 billion during the 4th quarter of 2014 compared to $7.945 billion during the 3rd quarter of 2014. The acquisition of LSB added $191.4 million in average core deposits to 4th quarter 2014 balances.

Total investments, including money market accounts, increased $145.4 million to $3.579 billion from $3.434 billion at September 30, 2014. On average, total investments, including money market accounts, decreased $3.5 million, to $3.458 billion in the 4th quarter of 2014, from $3.462 billion in the 3rd quarter of 2014. The primary driver of the increase in end of period balances can be attributed to the acquisition of LSB in the 4th quarter of the current year. During the 4th quarter of 2014, Old national sold $61.5 million of securities and $83.5 million of securities were either called or matured, resulting in securities gains of $4.9 million compared to $2.7 million of securities gains in the 3rd quarter of 2014.

Old National reported net interest income of $90.0 million in the 4th quarter of 2014 compared to $108.4 million in the 3rd quarter of 2014, and $81.2 million in the 4th quarter of 2013. Net interest income on a fully taxable equivalent basis was $94.4 million for the 4th quarter of 2014 and represented a net interest margin on total average earning assets of

3.83%. These results compare to net interest income on a fully taxable equivalent basis of $112.9 million and a margin of 4.78% in the 3rd quarter of 2014 and net interest income on a fully taxable equivalent basis of $85.5 million and a margin of 4.11% for the 4th quarter of 2013. Refer to Tables A and B for Non-GAAP taxable equivalent reconciliations.

The following table presents amounts and basis points related to the accretion of purchase accounting discounts recorded in net interest income during the periods presented from various Old National acquisitions:

($ in millions)	4Q13	4Q13*	3Q14	3Q14*	4Q14	4Q14*
Monroe Bancorp	$1.8	9 bps	$0.8	3 bps	$0.7	3 bps
Integra Bank	7.3	35 bps	24.8	105 bps	7.1	29 bps
Indiana Community Bancorp	7.7	37 bps	2.9	13 bps	3.1	13 bps
Tower Financial	—	—	2.5	11 bps	1.6	6 bps
United Bancorp	—	—	3.3	14 bps	3.4	14 bps
LSB Financial Corporation	—	—	—	—	.7	3 bps

Total	$16.8	81 bps	$34.3	146 bps	$16.6	68 bps

*	Represents basis points.

Fees, Service Charges and Other Revenue

Total fees, service charges and other revenue represent an important component of Old National’s revenue stream and amounted to $45.6 million for the 4th quarter of 2014. This compares to $31.7 million in the 3rd quarter of 2014 and $44.1 million in the 4th quarter of 2013. The current quarter contained a $6.2 million unfavorable change in the indemnification asset relating to the 2011 FDIC-assisted acquisition of Integra Bank, compared to unfavorable changes of $19.1 million and $3.4 million recorded in the 3rd quarter of 2014 and the 4th quarter of 2013, respectively.

“We continued to make good progress in resolving several large impaired loans acquired in our FDIC-assisted transaction,” noted Old National CFO Chris Wolking. “The successful resolution of these loans resulted in amortization expense of the indemnification asset (“IA”) during the quarter; but the lower covered loan and IA balances should reduce the volatility in both our accretion income and IA amortization expense going forward. At December 31, 2014, the balance of the FDIC loss sharing asset was down to $20.6 million; $9.7 million of which we expect will be amortized and reported as a reduction of noninterest income over the next 21 months, while the remainder should be collected from the FDIC.”

The LSB acquisition contributed an additional $.7 million in fees, service charges and other revenue during the current quarter. Old National’s fee-based businesses of insurance and wealth management saw year-over-year increases from the 4th quarter of 2013 (exclusive of the contributions from the recent Tower, United and LSB acquisitions) of $.5 million and $.3 million, respectively, while the investments business revenue remained steady over the same period.

Reduce Operating Expense

Old National reported total noninterest expenses of $100.1 million in the 4th quarter of 2014 compared to $100.0 million in the 3rd quarter of 2014 and $88.2 million recorded in the 4th quarter of 2013. The LSB acquisition added $1.4 million in operational costs during the current quarter. Included in Old National’s 4th quarter 2014 noninterest expenses were $3.1 million of merger and integrations charges. This compares to merger and integration charges of $3.6 million and $2.5 million incurred by Old National in the 3rd quarter of 2014 and the 4th quarter of 2013, respectively.

Transform the Franchise into Higher-Growth Markets

On November 1, 2014, Old National Bancorp completed its acquisition of Lafayette, Indiana-based LSB Financial Corp. The acquisition added $235.1 million of loans (net of a $23.5 million loan mark) and $288.5 million of core deposits to the Old National franchise at December 31, 2014.

On January 1, 2015, Old National completed its acquisition of Founders Financial Corporation in Grand Rapids, Michigan. This acquisition will provide an entry point for Old National into the vibrant Grand Rapids market with 4 banking center locations and nearly $460 million in total assets as of December 31, 2014.

Maintain a Strong Credit Culture

Old National’s credit quality remained strong, as the Company recorded provision expense of $.9 million and net charge-offs of $1.3 million in the 4th quarter of 2014. These results compare to provision expense of $2.6 million and net charge-offs of $.5 million, and provision expense of $2.3 million and net charge-offs of $2.4 million, in the 3rd quarter of 2014 and the 4th quarter of 2013, respectively. Net charge-offs for the 4th quarter of 2014 were .08% of average total loans on an annualized basis, compared to net charge-offs of .03% of average total loans in the 3rd quarter of 2014 and net charge-offs of .19% of average total loans in the 4th quarter of 2013.

Excluding covered loans, Old National’s net charge-offs for the 4th quarter of 2014 were $1.1 million, compared to net charge-offs of $.8 million recorded in the 3rd quarter of 2014 and net charge-offs of $1.9 million recorded in the 4th quarter of 2013. Old National recorded provision expense, excluding covered loans, of $.7 million in the 4th quarter of 2014, compared to a provision expense of $3.0 million and provision expense of $1.3 million in the 3rd quarter of 2014 and the 4th quarter of 2013, respectively.

Excluding covered loans, Old National’s allowance for loan losses at December 31, 2014, was $44.3 million, or .72% of total loans, compared to an allowance of $44.7 million, or .73% of total loans at September 30, 2014, and $41.7 million, or .86% of total loans, at December 31, 2013. The coverage of allowance to non-performing loans, excluding covered loans, stood at 32% at December 31, 2014, compared to 30% at September 30, 2014, and 37% at December 31, 2013.

“Our 4th quarter results were a continuation of the strong credit metrics we enjoyed throughout 2014,” said Daryl Moore, Chief Credit Officer. “The fact that we were able to manage credit so effectively throughout the quarter, and throughout the entire year, while experiencing strong loan growth is a testament to the teamwork and disciplined collaboration of our credit and lending teams.”

The loan portfolios booked with the acquisitions of Tower Financial Corporation, United Bancorp, Inc., and LSB Financial Corp., which closed in the 2nd, 3rd and 4th quarters of 2014, respectively, were recorded at fair value in accordance with ASC 805 at the date of acquisition. Therefore, no allowance for loan losses is recorded on the acquisition date.

The following table presents certain credit quality metrics related to Old National’s loan portfolio:

($ in millions)	4Q13	4Q13*	3Q14	3Q14*	4Q14	4Q14*
Non-Performing Loans (NPLs)	$142.8	$111.0	$164.6	$147.5	$153.7	$138.4
Problem Loans (Including NPLs)	195.3	159.8	245.1	226.1	250.9	233.5
Special Mention Loans	143.8	135.4	175.8	170.5	199.3	194.8
Net Charge-Off Ratio	.19%	.16%	.03%	.05%	.08%	.07%
Provision for Loan Losses	$2.3	$1.3	$2.6	$3.0	$.9	$.7
Allowance for Loan Losses	47.1	44.3	48.3	44.7	47.8	44.3

*	Excludes covered loans.

Maintain a Strong Capital Position

Maintaining a strong capital position continues to be a top priority for Old National. Despite a year of extensive partnership activity, Old National’s capital position remained above industry requirements at December 31, 2014, with regulatory tier 1 and total risk-based capital ratios of 12.9% and 13.6%, respectively, compared to 13.0% and 13.8% at September 30, 2014, and 14.3% and 15.2% at December 31, 2013. In accordance with a Rule 10b5-1 plan that the Company adopted on November 28, 2014, Old National repurchased .7 million shares of stock during the 4th quarter of 2014 and 1.7 million shares of stock for the full-year of 2014.

The following table presents Old National’s risk-based and leverage ratios compared to industry requirements:

	Well Capitalized	ONB at December 31, 2014
Tier 1 Risk-Based Capital Ratio	≥ 6%	12.9%
Total Risk-Based Capital Ratio	≥ 10%	13.6%
Tier 1 Leverage Capital Ratio	≥ 5%	8.8%

At December 31, 2014, Old National’s ratio of tangible common equity to tangible assets was 8.09%, compared to 8.23% at September 30, 2014, and 8.52% at December 31, 2013. Refer to Table 1 for Non-GAAP reconciliations.

2015 Initiatives

“As we move into 2015, we will remain focused on achieving our strategic imperatives by executing on three key initiatives: growing organic revenue, improving the operating leverage of the franchise, and prudently utilizing capital,” noted Jones. “I’m confident that our steady focus on these initiatives, coupled with the work we have done to transform our franchise over the last few years, will continue to position Old National well for future growth and keep us on a path to becoming a true high performance organization.”

With the ultimate goal of being a high-performing financial institution, Old National announced on January 30, 2015, actions that should improve the operating leverage of the franchise. These actions include the sale of Old National’s Southern Illinois franchise and Lawrenceville, Illinois location (12 branches), the sale of five branches in Eastern Indiana and Ohio, and the consolidation or closing of an additional 19 branches throughout the Old National franchise. In addition, an early retirement program will be implemented by the Company.

About Old National

Old National Bancorp (NASDAQ: ONB), the holding company of Old National Bank, is the largest financial services holding company headquartered in Indiana and, with $11.6 billion in assets, ranks among the top 100 banking companies in the U.S. Since its founding in Evansville in 1834, Old National Bank has focused on community banking by building long-term, highly valued partnerships with clients. Today, Old National’s footprint includes Indiana, Western Kentucky and Louisville, Southern Illinois and Central and Western Michigan. In addition to providing extensive services in retail and commercial banking, wealth management, investments and brokerage, Old National also owns Old National Insurance, one of the 100 largest brokers in the U.S. For more information and financial data, please visit Investor Relations at oldnational.com.

Conference Call

Old National will hold a conference call at 10:00 a.m. Central Time on Monday, February 2, 2015, to discuss 4th quarter and full-year 2014 financial results, strategic developments, and the Company’s financial outlook. The live audio web cast of the call, along with the corresponding presentation slides, will be available on the Company’s Investor Relations web page at oldnational.com and will be archived there for 12 months. A replay of the call will also be available from 1:00 p.m. Central Time on February 2 through February 16. To access the replay, dial 1-855-859-2056, Conference ID Code 69616583.

Use of Non-GAAP Financial Measures

This earnings release contains GAAP financial measures and non-GAAP financial measures where management believes it to be helpful in understanding Old National’s results of operations or financial position. Where non-GAAP financial measures are used, the comparable GAAP financial measure, as well as the reconciliation to the comparable GAAP financial measure, can be found in this release or the Quarterly Financial Trends supplement to this earnings release, which can be found on Investor Relations at oldnational.com.

Table 1: Non-GAAP Reconciliation-Tangible Equity to Tangible Assets

(end of period balances - $ in millions)	December 31, 2013	September 30, 2014	December 31, 2014
Total Shareholders’ Equity	$1,162.6	$1,407.2	$1,465.8
Deduct: Goodwill and Intangible Assets	(378.7)	(530.5)	(569.5)
Tangible Shareholders’ Equity	$784.0	$876.7	$896.3
Total Assets	$9,581.7	$11,179.8	$11,647.6
Add: Trust Overdrafts	.1	.1	.2
Deduct: Goodwill and Intangible Assets	(378.7)	(530.5)	(569.5)
Tangible Assets	$9,203.1	$10,649.4	$11,078.3
Tangible Equity to Tangible Assets	8.52%	8.23%	8.09%

Forward-Looking Statement

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, descriptions of Old National Bancorp’s (“Old National’s”) financial condition, results of operations, asset and credit quality trends and profitability. Forward-looking statements can be identified by the use of the words “anticipate,” “believe,” “expect,” “intend,” “could” and “should,” and other words of similar meaning. These forward-looking statements express management’s current expectations or forecasts of future events and, by their nature, are subject to risks and uncertainties and there are a number of factors that could cause actual results to differ materially from those in such statements. Factors that might cause such a difference include, but are not limited to: expected cost savings, synergies and other financial benefits from the recently completed mergers might not be realized within the expected timeframes and costs or difficulties relating to integration matters might be greater than expected; market, economic, operational, liquidity, credit and interest rate risks associated with Old National’s business; competition; government legislation and policies (including the impact of the Dodd-Frank Wall Street Reform and Consumer Protection Act and its related regulations); ability of Old National to execute its business plan; changes in the economy which could materially impact credit quality trends and the ability to generate loans and gather deposits; failure or circumvention of our internal controls; failure or disruption of our information systems; significant changes in accounting, tax or regulatory practices or requirements; new legal obligations or liabilities or unfavorable resolutions of litigations; other matters discussed in this press release and other factors identified in our Annual Report on Form 10-K and other periodic filings with the SEC. These forward-looking statements are made only as of the date of this press release, and Old National does not undertake an obligation to release revisions to these forward-looking statements to reflect events or conditions after the date of this press release.

OLD NATIONAL BANCORP Financial Highlights (Table A)

	Three-Months Ended
($ in thousands except per-share data) (FTE) Fully taxable equivalent basis.	Dec. 31, 2014	Sept. 30, 2014	$ Change	% Change
Income Data:
Net Interest Income	$90,043	$108,367	$(18,324)	(16.9)
Taxable Equivalent Adjustment	4,324	4,488	(164)	(3.7)
Net Interest Income (FTE)	94,367	112,855	(18,488)	(16.4)
Fees, Service Charges and Other Revenues	45,554	31,664	13,890	43.9
Securities Gains (Losses) (a)	4,869	2,713	2,156	79.5
Derivative Gains (Losses)	72	41	31	75.6
Total Revenue (FTE)	144,862	147,273	(2,411)	(1.6)
Provision for Loan Losses	869	2,591	(1,722)	(66.5)
Noninterest Expense	100,117	99,965	152	0.2
Income before Taxes	43,876	44,717	(841)	(1.9)
Provision for Taxes (FTE)	14,626	15,583	(957)	(6.1)
Net Income	29,250	29,134	116	0.4

Per Common Share Data: (Diluted) (b)
Net Income Attributable to Common Shareholders	0.25	0.26	(0.01)	(3.8)
Average Diluted Shares Outstanding	116,592	111,947	4,645	4.1
Book Value	12.54	12.35	0.19	1.5
Stock Price	14.88	12.97	1.91	14.7

Performance Ratios:
Return on Average Assets	1.03%	1.07%	(0.04)%	(3.7)
Return on Average Common Equity (c)	8.06	8.54	(0.48)	(5.6)
Net Interest Margin (FTE)	3.83	4.78	(0.95)	(19.9)
Other Expense to Revenue (Efficiency Ratio) (d)	69.54	67.41	2.13	3.2
Net Charge-offs to Average Loans (e)	0.07	0.05	0.02	40.0
Reserve for Loan Losses to Ending Loans (e)	0.72	0.73	(0.01)	(1.4)
Non-Performing Loans to Ending Loans (e)	2.24	2.43	(0.19)	(7.8)

Balance Sheet:
Average Assets	$11,345,946	$10,853,047	$492,899	4.5
End of Period Balances:
Assets	11,647,551	11,179,752	467,799	4.2
Investments	3,546,941	3,407,989	138,952	4.1
Money Market Investments (f)	32,092	25,599	6,493	25.4
Commercial Loans and Leases	1,646,767	1,667,150	(20,383)	(1.2)
Commercial Real Estate Loans	1,751,907	1,659,565	92,342	5.6
Consumer Loans	1,379,117	1,345,720	33,397	2.5
Residential Real Estate Loans	1,540,410	1,570,000	(29,590)	(1.9)
Loans Held for Sale	213,490	12,875	200,615	N/M
Earning Assets	10,110,724	9,688,898	421,826	4.4
Core Deposits (Excluding Brokered CDs)	8,454,154	8,167,743	286,411	3.5
Borrowed Funds (Including Brokered CDs)	1,507,921	1,406,537	101,384	7.2
Common Shareholders’ Equity	1,465,764	1,407,180	58,584	4.2

(a)	Includes no other-than-temporary impairment in 4th quarter 2014 or 3rd quarter 2014.
(b)	Assumes conversion of stock options and restricted stock.
(c)	Based on average common shareholders’ equity of $1,450,887 and $1,364,951, respectively, for December 31, 2014, and September 30, 2014.
(d)	Noninterest expense before amortization of intangibles as a percent of FTE net interest income and noninterest revenues, excluding net gains from securities transactions.
(e)	Excludes loans and leases held for sale and covered loans.
(f)	Includes money market investments and Federal Reserve interest earning accounts.

N/M = Not meaningful.

OLD NATIONAL BANCORP Financial Highlights (Table B)

($ in thousands except per-share data) (FTE) Fully taxable equivalent basis.	Three-Months Ended
	Dec. 31, 2014	Dec 31, 2013	$ Change	% Change
Income Data:
Net Interest Income	$90,043	$81,187	$8,856	10.9
Taxable Equivalent Adjustment	4,324	4,359	(35)	(0.8)
Net Interest Income (FTE)	94,367	85,546	8,821	10.3
Fees, Service Charges and Other Revenues	45,554	44,077	1,477	3.4
Securities Gains (Losses) (a)	4,869	347	4,522	N/M
Derivative Gains (Losses)	72	20	52	N/M
Total Revenue (FTE)	144,862	129,990	14,872	11.4
Provision for Loan Losses	869	2,253	(1,384)	(61.4)
Noninterest Expense	100,117	88,227	11,890	13.5
Income before Taxes	43,876	39,510	4,366	11.1
Provision for Taxes (FTE)	14,626	14,961	(335)	(2.2)
Net Income	29,250	24,549	4,701	19.1

Per Common Share Data: (Diluted) (b)
Net Income Attributable to Common Shareholders	0.25	0.25	—	—
Average Diluted Shares Outstanding	116,592	100,718	15,874	15.8
Book Value	12.54	11.64	0.90	7.7
Stock Price	14.88	15.37	(0.49)	(3.2)

Performance Ratios:
Return on Average Assets	1.03%	1.02%	0.01%	1.0
Return on Average Common Equity (c)	8.06	8.40	(0.34)	(4.0)
Net Interest Margin (FTE)	3.83	4.11	(0.28)	(6.8)
Other Expense to Revenue (Efficiency Ratio) (d)	69.54	66.56	2.98	4.5
Net Charge-offs to Average Loans (e)	0.07	0.16	(0.09)	(56.3)
Reserve for Loan Losses to Ending Loans (e)	0.72	0.86	(0.14)	(16.3)
Non-Performing Loans to Ending Loans (e)	2.24	2.31	(0.07)	(3.0)

Balance Sheet:
Average Assets	$11,345,946	$9,615,735	$1,730,211	18.0
End of Period Balances:
Assets	11,647,551	9,581,744	2,065,807	21.6
Investments	3,546,941	3,179,085	367,856	11.6
Money Market Investments (f)	32,092	16,117	15,975	99.1
Commercial Loans and Leases	1,646,767	1,402,750	244,017	17.4
Commercial Real Estate Loans	1,751,907	1,242,818	509,089	41.0
Consumer Loans	1,379,117	1,049,974	329,143	31.3
Residential Real Estate Loans	1,540,410	1,387,422	152,988	11.0
Loans Held for Sale	213,490	7,705	205,785	N/M
Earning Assets	10,110,724	8,285,871	1,824,853	22.0
Core Deposits (Excluding Brokered CDs)	8,454,154	7,210,903	1,243,251	17.2
Borrowed Funds (Including Brokered CDs)	1,507,921	1,018,720	489,201	48.0
Common Shareholders’ Equity	1,465,764	1,162,640	303,124	26.1

(a)	Includes $0 and $1,000, respectively, for other-than-temporary impairment in 4th quarter 2014 and 4th quarter 2013.
(b)	Assumes conversion of stock options and restricted stock.
(c)	Based on average common shareholders’ equity of $1,450,887 and $1,168,896 respectively, for 2014 and 2013.
(d)	Noninterest expense before amortization of intangibles as a percent of FTE net interest income and noninterest revenues, excluding net gains from securities transactions.
(e)	Excludes loans and leases held for sale and covered loans.
(f)	Includes money market investments and Federal Reserve interest earning accounts.

N/M = Not meaningful.

OLD NATIONAL BANCORP Financial Highlights (Table C)

($ in thousands except per-share data) (FTE) Fully taxable equivalent basis.	Twelve-Months Ended
	Dec. 31, 2014	Dec. 31, 2013	$ Change	% Change
Income Data:
Net Interest Income	$366,370	$317,424	$48,946	15.4
Taxable Equivalent Adjustment	16,999	16,876	123	0.7
Net Interest Income (FTE)	383,369	334,300	49,069	14.7
Fees, Service Charges and Other Revenues	155,036	181,241	(26,205)	(14.5)
Securities Gains (Losses) (a)	9,730	3,341	6,389	N/M
Derivative Gains (Losses)	363	176	187	106.3
Total Revenue (FTE)	548,498	519,058	29,440	5.7
Provision for Loan Losses	3,097	(2,319)	5,416	N/M
Noninterest Expense	386,438	361,984	24,454	6.8
Income before Taxes	158,963	159,393	(430)	(0.3)
Provision for Taxes (FTE)	55,296	58,473	(3,177)	(5.4)
Net Income	103,667	100,920	2,747	2.7

Per Common Share Data: (Diluted) (b)
Net Income Attributable to Common Shareholders	0.95	1.00	(0.05)	(5.0)
Average Diluted Shares Outstanding	108,365	101,198	7,167	7.1
Book Value	12.54	11.64	0.90	7.7
Stock Price	14.88	15.37	0.49	(3.2)

Performance Ratios:
Return on Average Assets	0.99%	1.05%	(0.06)%	(5.7)
Return on Average Common Equity (c)	7.91	8.54	(0.63)	(7.4)
Net Interest Margin (FTE)	4.22	4.02	0.20	5.0
Other Expense to Revenue (Efficiency Ratio) (d)	70.03	68.61	1.42	2.1
Net Charge-offs to Average Loans (e)	0.03	0.07	(0.04)	(57.1)
Reserve for Loan Losses to Ending Loans (e)	0.72	0.86	(0.14)	(16.3)
Non-Performing Loans to Ending Loans (e)	2.24	2.31	(0.07)	(3.0)

Balance Sheet:
Average Assets	$10,432,156	$9,589,938	$842,218	8.8
End of Period Balances:
Assets	11,647,551	9,581,744	2,065,807	21.6
Investments	3,546,941	3,179,085	367,856	11.6
Money Market Investments (f)	32,092	16,117	15,975	99.1
Commercial Loans and Leases	1,646,767	1,402,750	244,017	17.4
Commercial Real Estate Loans	1,751,907	1,242,818	509,089	41.0
Consumer Loans	1,379,117	1,049,974	329,143	31.3
Residential Real Estate Loans	1,540,410	1,387,422	152,988	11.0
Loans Held for Sale	213,490	7,705	205,785	N/M
Earning Assets	10,110,724	8,285,871	1,824,853	22.0
Core Deposits (Excluding Brokered CDs)	8,454,154	7,210,903	1,243,251	17.2
Borrowed Funds (Including Brokered CDs)	1,507,921	1,018,720	489,201	48.0
Common Shareholders’ Equity	1,465,764	1,162,640	303,124	26.1

(a)	Includes $100 and $1,000, respectively, for other-than-temporary impairment in 2014 and 2013.
(b)	Assumes conversion of stock options and restricted stock.
(c)	Based on average common shareholders’ equity of $1,311,266 and $1,182,240, respectively, for 2014 and 2013.
(d)	Noninterest expense before amortization of intangibles as a percent of FTE net interest income and noninterest revenues, excluding net gains from securities transactions.
(e)	Excludes loans and leases held for sale and covered loans.
(f)	Includes money market investments and Federal Reserve interest earning accounts.

N/M = Not meaningful.